UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                                 Amendment No. 2


                          GRAND COURT LIFESTYLES, INC.
         --------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
         --------------------------------------------------------------
                         (Title of Class of Securities)

                                   385379 10 2
         --------------------------------------------------------------
                                 (CUSIP Number)

                                December 14, 1999
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)



----------------------------------
     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

[CUSIP No. 385379 10 2]

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   George E. Batchelor
----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                     (b) [ ]
----------- -------------------------------------------------------------------
    3       SEC USE ONLY

----------- -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
------------------------------ ---------- -------------------------------------
          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                          1,205,000
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- -------------------------------------
                                   6      SHARED VOTING POWER

                                                -0-
------------------------------ ---------- --------------------------------------
                                   7      SOLE DISPOSITIVE POWER

                                               1,205,000
------------------------------ ---------- --------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                                 -0-
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,205,000 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                                   |X|
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      6.9%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

                   IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13G
                                  ------------

ITEM 1(A).                 NAME OF ISSUER:
                           --------------

         Grand Court Lifestyles, Inc.


ITEM 1(B).                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           ------------------------------------------------

         Suite 350
         2650 North Military Trail
         Boca Raton, Florida 33431


ITEM 2(A).                 NAME OF PERSON FILING:
                           ---------------------

         George E. Batchelor

ITEM 2(B).                 ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                           ------------------------------------

         P.O. Box 523223
         Miami, Florida 33152


ITEM 2(C).                 CITIZENSHIP:
                           -----------

         U.S.A.


ITEM 2(D).                 TITLE OF CLASS OF SECURITIES:
                           ----------------------------

         Common Stock, par value $.01 per share


ITEM 2(E).                 CUSIP NUMBER:
                           ------------

         385379 10 2


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
        ------------------------------------------------------------
        240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING is a:
        ---------------------------------------------------------

         (a) [ ]   Broker or dealer registered under section 15 of the Act (15
                   U.S.C. 78o).
         (b) [ ]   Bank is defined in section 3(a)(6) of the Act (15 U.S.C.78c).
         (c) [ ]   Insurance company as defined in section 3(a)(19) of the Act
                   (15 U.S.C. 78c).
         (d) [ ]   Investment company registered under section 8 of the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8).
         (e) [ ]   An investment adviser in accordance with ss.240.13d-1(b)(1)
                   (ii)(E);
         (f) [ ]   An employee benefit plan or endowment fund in accordance with
                   ss.240.13d-1(b)(1)(ii)(F);
         (g) [ ]   A parent holding company or control person in accordance with
                   ss.240.13d-1(b)(1)(ii)(G);
         (h) [ ]   A savings association as defined in section 3(b) of the
                   Federal DepositInsurance Act (12 U.S.C. 1813);
         (i) [ ]   A church plan that is excluded from the definition of an
                   investment company under section 3(c)(14) of the Investment
                   Company Act of 1940 (15 U.S.C. 80a-3);
         (j) [ ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to ss. 240.13d-1(c), check this box [x]

ITEM 4.           OWNERSHIP.
                  ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned: 1,205,000 shares

                  (b)      Percent of class:  6.9%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or direct the vote:
                                    1,205,000 shares

                           (ii)     Shared power to vote or direct the vote:
                                    -0- shares

                           (iii)    Sole power to dispose or direct the
                                    disposition of: 1,205,000 shares

                           (iv) Shared power to dispose or direct the disposition of: -0- shares.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  --------------------------------------------
         N/A

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  --------------------------------------------------------
                  PERSON.
                  ------
         None.


ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY
                  -------------------------------------------------------
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                  -----------------------------------------------------------
                  HOLDING COMPANY.
                  ---------------

         N/A


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

         N/A


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

         N/A

ITEM 10.          CERTIFICATION.
                  -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

Dated:  December 17, 1999


                                            /s/George Batchelor
                                            ----------------------
                                            George Batchelor